Tidal ETF Trust POS EX

Exhibit 99(h)(xx)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of October 3, 2022, between Tidal ETF Trust (“Acquiring Trust”), on behalf of each of its series listed on Schedule A hereto (each, an “Acquiring Fund”), severally and not jointly, and each series of the Direxion Shares ETF Trust (“Trust”), excluding those listed on Schedule B hereto (each, an “Acquired Fund”), severally and not jointly. The Acquired Funds, together with the Acquiring Funds, are the “Funds.”

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, an Acquiring Fund is not in the same Group of Investment Companies (as defined in Rule 12d1-4(d) under the 1940 Act) as any Acquired Fund and the Acquired Fund’s investment advisor, or any person controlling, controlled by, or under common control with such investment adviser, is not the Acquiring Fund’s sub-adviser;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule, including that an Acquired Fund and an Acquiring Fund enter into an agreement, such as this Agreement, before the Acquiring Fund purchases shares of the Acquired Fund in excess of the limits established by Section 12(d)(1)(A) of the 1940 Act; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund acknowledges and agrees as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request from an Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than such percentage of the Acquired Fund’s total outstanding shares as the Acquired Fund shall establish, from time to time, which percentage may be amended, upon notification to the Acquiring Fund, in the sole discretion of the Acquired Fund) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets. In addition, upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in, and redemption of, shares of the Acquired Fund.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the scale of its contemplated investments in, and redemptions from, the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund as reasonably requested by the Acquiring Fund. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b) Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker or dealer, (ii) a bank or bank holding company, or (iii) a futures commission merchant or a swap dealer, (collectively, “Affiliates”), will: (a) provide the Trust with a complete list of such Affiliates (“List of Affiliates”) on or before the effective date of this Agreement; (b) promptly provide the Trust with an updated List of Affiliates following any change to such list; and (c) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund.

4.	Indemnification

Each Acquiring Fund, severally and not jointly, agrees to hold harmless and indemnify the Acquired Funds and the Trust, including any principals, directors or trustees, officers, employees and agents of the Acquired Funds or the Trust (“Trust Agents”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Funds, including any Trust Agent, to the extent such Claims result from (i) a violation or alleged violation by the Acquiring Fund or any principals, directors or trustees, officers, employees and agents of the Acquiring Fund or the Acquiring Trust (“Acquiring Fund Agent”) of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund or an Acquiring Fund Agent of the Rule, as interpreted or modified by the SEC or its Staff from time to time, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

Each Acquired Fund, severally and not jointly, agrees to hold harmless and indemnify the Acquiring Funds and the Acquiring Trust, including any Acquiring Fund Agents, against and from any and all Claims asserted against the Acquiring Funds, including any Acquiring Fund Agent, to the extent such Claims result from (i) a violation or alleged violation by the Acquired Fund or any Trust Agent of any provision of this Agreement or (ii) a violation or alleged violation by the Acquired Fund or any Trust Agent of the Rule, as interpreted or modified by the SEC or its Staff from time to time, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Acquiring Fund:	If to the Acquired Fund:

Tidal ETF Trust Attn: Eric Falkeis 234 W Florida St, Suite 203 Milwaukee, WI 53204 e-mail: ericf@tidaletfservices.com	Rafferty Asset Management, LLC 1301 Avenue of the Americas (6th Ave.), 28th Floor New York, NY 10019 Attn: Angela Brickl Fax: (646) 572-3658 Email: compliancedirexion@direxionfunds.com

With a copy to: Toroso Investments, LLC Attn: Michael Pellegrino, General Counsel 898 N. Broadway, Suite 2 Massapequa, NY 11758 e-mail: mpellegrino@torosoinv.com

6.	Term; Termination;

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon thirty (30) days’ notice to the other party, provided, however, that in the event of a material breach of this Agreement by either party, the other party may terminate immediately by providing notice in writing thereof. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

7.	Assignment; Amendment

(a)  This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party, except that Schedule B may be amended by written notice to the Acquiring Funds.

8.	Governing Law; Execution

(a) This Agreement will be governed by New York law without regard to choice of law principles.

(b) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(c) The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIDAL ETF TRUST, on behalf of each of its series listed on Schedule A, severally and not jointly:

/s/ Ally Mueller
Name:	Ally Mueller
Title:	Assistant Treasurer

DIREXION SHARES ETF TRUST, on behalf of each of its series:

/s/ Alyssa Sherman
Name:	Alyssa Sherman
Title:	Secretary

SCHEDULE A

List of Acquiring Funds

Tidal ETF Trust Funds

(9/29/2022)

Acruence Active Hedge U.S. Equity ETF

Adasina Social Justice All Cap Global ETF

American Customer Satisfaction ETF

ATAC Credit Rotation ETF

ATAC Equity Leverage Rotation ETF

ATAC US Rotation ETF

Aztlan Global Stock Selection DM SMID ETF

Constrained Capital ESG Orphans Daily Inverse ETF

Constrained Capital ESG Orphans ETF

Elevate Shares 2X Daily BETZ ETF

Elevate Shares 2X Daily BLOK ETF

Elevate Shares 2X Daily METV ETF

FolioBeyond Rising Rates ETF

God Bless America ETF

Gotham 1000 Value ETF

Gotham Enhanced 500 ETF

Home Appreciation U.S. REIT ETF

Ionic Inflation Protection ETF

Leatherback Long/Short Absolute Return ETF

Leatherback Long/Short Alternative Yield ETF

Newday Diversity, Equity & Inclusion ETF

Newday Ocean Health ETF

Newday Sustainable Development Equity ETF

Noble Absolute Return ETF

Robinson Alternative Yield Pre-Merger SPAC ETF

RPAR Risk Parity ETF

SoFi Gig Economy ETF

SoFi Next 500 ETF

SoFi Select 500 ETF

SoFi Smart Energy ETF

SoFi Social 50 ETF

SoFi Web 3 ETF

SoFi Weekly Dividend ETF

SoFi Weekly Income ETF

SonicShares Global Shipping ETF

Sound Enhanced Equity Income ETF

Sound Enhanced Fixed Income ETF

Sound Equity Income ETF

Sound Fixed Income ETF

Sound Total Return ETF

SP Funds Dow Jones Global Sukuk ETF

SP Funds S&P 500 Sharia Industry Exclusions ETF

SP Funds S&P Global REIT Sharia ETF

Subversive Cannabis ETF

Unlimited HFND Multi-Strategy Return Tracker ETF

UPAR Ultra Risk Parity ETF

ZEGA Buy and Hedge ETF

SCHEDULE B

List of Excluded Series (Funds) of the Direxion Shares ETF Trust

Direxion Daily MSCI Brazil Bull 2X Shares (BRZU)

Direxion Daily CSI 300 China A Share Bull 2X Shares (CHAU)

Direxion Daily CSI China Internet Index Bull 2X Shares (CWEB)

Direxion Daily FTSE Europe Bull 3X Shares (EURL)

Direxion Daily MSCI India Bull 2X Shares (INDL)

Direxion Daily Junior Gold Miners Index Bull 2X Shares (JNUG)

Direxion Daily Global Clean Energy Bull 2X Shares (KLNE)

Direxion Daily MSCI South Korea Bull 3X Shares (KORU)

Direxion Daily MSCI Mexico Bull 3X Shares (MEXX)

Direxion Daily Mid Cap Bull 3X Shares (MIDU)

Direxion Daily Gold Miners Index Bull 2X Shares (NUGT)

Direxion Daily Russia Bull 2X Shares (RUSL)

Direxion Russell 1000 Growth Over Value ETF (RWGV)

Direxion Russell 1000 Value Over Growth ETF (RWVG)

Direxion Daily S&P 500 Bull 2X Shares (SPUU)

Direxion Daily 20+ Year Treasury Bull 3X Shares (TMF)

Direxion Daily Small Cap Bull 3X Shares (TNA)

Direxion Daily 7-10 Year Treasury Bull 3X Shares (TYD)

Direxion Daily Robotics, Artificial Intelligence & Automation Index Bull 2X Shares (UBOT)

Direxion Daily FTSE China Bull 3X Shares (YINN)

Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(c) The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIDAL ETF TRUST, on behalf of each of its series listed on Schedule A, severally and not jointly:

/s/ Ally Mueller
Name:	Ally Mueller
Title:	Assistant Treasurer

DIREXION SHARES ETF TRUST, on behalf of each of its series:

/s/ Alyssa Sherman
Name:	Alyssa Sherman
Title:	Secretary

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